Exhibit 10.2

December 29, 2006

Cella M. Irvine

c/o Digitas Inc.

33 Arch Street

Boston, MA 02110

Dear Cella,

This letter confirms our recent discussions concerning the terms of the Change of Control provisions of your Digitas Inc. Employment Agreement and your continued role with Digitas Inc. following the acquisition of Digitas Inc. by Publicis Groupe S.A. (“Publicis”) pursuant to the Agreement and Plan of Merger, dated December 20, 2006, by and among Digitas Inc., Publicis and Pacific Acquisition Corp., an indirect wholly-owned subsidiary of Publicis (the “Merger Agreement”).

We confirm that your Digitas Inc. Employment Agreement dated February 17, 2005 (the “Employment Agreement”) remains in force and effect, subject to the agreements set forth in this paragraph, which constitute a valid amendment of such agreement. We hereby agree that the Acceptance Date (as defined in the Merger Agreement) will constitute a Change of Control for purposes of such agreement and that you will be treated under such agreement as if you had incurred a termination for Good Reason (within the meaning of Section 6(d) of the Employment Agreement) as of the Acceptance Date (with the Notice and Cure provisions of the Employment Agreement waived) and it is acknowledged and agreed that you shall be entitled to and paid the benefits specified in Sections 6(e) and 6(f) of the Employment Agreement as if the Acceptance Date were the Date of Termination (as defined in the Employment Agreement), except that (x) subject to the limitation set forth in the next sentence, the salary continuation will be paid in installments for the first six months following the Acceptance Date but the remaining installments will be paid in a lump sum as soon as practicable following the six-month anniversary of the Acceptance Date and (y) any insurance continuation shall begin on the day following your actual termination of employment. In the event that you voluntarily terminate employment or your employment is terminated for cause (as defined below) prior to the end of the Transition Period (as defined below), the remaining salary continuation will not be paid in a lump sum following the six-month anniversary and will instead continue to be paid in installments through the second anniversary of the Acceptance Date. The payments and benefits being made pursuant to this paragraph are in lieu of any future termination-based payments under your Employment Agreement or otherwise (except as set forth below with respect to the Retention Bonus), and you waive any right to severance (including under Sections 6(e) and 6(f) of the Employment Agreement) upon a future termination of employment from Digitas Inc. and its affiliates.

As we have discussed, we would very much like for you to remain with the Company for the six-month period following the Acceptance Date (the “Transition Period”), with the understanding that at the end of that period, we will determine whether or not there is a continued role for you at Digitas Inc. or elsewhere in the Publicis organization. During the Transition Period you will receive (i) a base salary at a rate no less than your base salary immediately prior to the Closing Date, and (ii) such other benefits as are customarily provided by Digitas to its similarly situated senior executives.

December 29, 2006

In addition, upon the earlier of the expiration of the Transition Period (assuming you have remained continuously employed through the conclusion of such period) or the earlier date of termination without cause (as defined below) of your employment by Digitas Inc. or Publicis, you shall be paid a lump sum retention bonus of $200,000 (the “Retention Bonus”). In the event that, prior to the expiration of the Transition Period, your employment is terminated for cause or you voluntarily terminate employment, you will forfeit all rights to the Retention Bonus. For purposes of this Agreement, “cause” shall be defined as the willful commission of misconduct having a material adverse impact on Digitas Inc. or the substantial and continuing failure to perform your assigned duties despite having received reasonable notice of such deficiency and an appropriate period to cure.

If any of the compensation payable under this Agreement is considered nonqualified deferred compensation within the meaning of Internal Revenue Code Section 409A, and if payment of such compensation would violate Section 409A then, notwithstanding the other provisions of this Agreement, such compensation will be paid at the earliest time that will not violate such Section 409A.

By signing below, you and Digitas Inc. agree to be bound by the terms stated herein. It is understood that, in the event the Merger Agreement is terminated prior to an Acceptance Date, this Agreement shall become null and void and of no effect.

We look forward to continuing to work together in the future.

Sincerely,

/s/ David W. Kenny
David W. Kenny, Chief Executive Officer Digitas Inc.

Acknowledged and Agreed:

/s/ Cella M. Irvine
Cella M. Irvine